                                                                     Exhibit 5.1

                                  [LETTERHEAD]

                                  July 28, 2000


Manufacturers' Services Limited
300 Baker Avenue, Suite 106
Concord, Massachusetts 01742

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof for the registration of 750,000 shares of Common Stock, $.001 par value (the "Shares"), of Manufacturers' Services Limited, a Delaware corporation (the "Company"). The Shares are issuable under the Company's 2000 Employee Stock Purchase Plan.

         We are familiar with the actions taken by the Company in connection with the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

         Based on the foregoing, we are of the opinion that, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

         It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray